Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4, of Pinnacle Foods Finance LLC of our report dated March 23, 2010, except for Note 10 and Note 17, as to which the date is June 9, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting of Pinnacle Foods Finance LLC and our report dated March 10, 2008, except for Note 10 and Note 17, as to which the date is June 9, 2010 relating to the financial statements of Pinnacle Foods Finance LLC, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 5, 2010